

Spok Holdings, Inc.
P
ARCH Wireless, Inc.
H
Spok Inc.
Paging Network Canadian Holdings, Inc.
H
10%
Spok Middle East, Inc. (DE Entity)
O
Madison Telecommunications Holdings, Inc.
CO
Spok Canada
IO
Paging Network of Canada, Inc.
CO
Spok Aus Pty Ltd
IO
Spok UK Ltd.
IO
Spok Philippines
IO
P – Parent Company
H – Holding Company
O – Operating Company
CO – Canadian Operating Company
AO – APAC Operating Company
IO – International Operating Company